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                                                                       EXHIBIT 8

                     [Letterhead of Baker & Botts L.L.P.]

                                                                October 12, 1999



Merrill Lynch & Co.
Merrill Lynch, Pierce, Fenner & Smith
     Incorporated
Salomon Smith Barney Inc.
Banc of America Securities LLC
Chase Securities Inc.
Credit Suisse First Boston Corporation
Goldman, Sachs & Co.
J.P. Morgan Securities Inc.
Morgan Stanley & Co. Incorporated
     as Representatives of the Several Underwriters
c/o Merrill Lynch & Co.
Merrill Lynch, Pierce, Fenner & Smith
     Incorporated
World Financial Center, North Tower
New York, New York

Salomon Smith Barney Inc.
388 Greenwich Street
New York, New York 10013

          Re:   Electronic Data Systems Corporation
                6.850% Notes due 2004
                7.125% Notes due 2009
                7.450% Notes due 2029

Ladies and Gentlemen:

          This opinion is being furnished to you at the request of Electronic Data Systems Corporation, a Delaware corporation (the "Company"), pursuant to
Section 5(b) of the Underwriting Agreement, dated as of October 6, 1999 (the "Underwriting Agreement"), among the Company and the several Underwriters named therein, relating to the issuance and sale by the Company of $500,000,000 aggregate principal amount of the Company's 6.850% Notes due 2004, $700,000,000
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aggregate principal amount of the Company's 7.125% Notes due 2009 and
$300,000,000 aggregate principal amount of the Company's 7.450% Notes due 2029.

          In rendering this opinion, we have examined the information under the caption "Material United States Federal Income Tax Considerations" in the Company's Prospectus Supplement dated October 6, 1999 (the "Prospectus Supplement") relating to the securities described above.

          Based on the foregoing, but subject to the limitations and qualifications set forth herein, we are of the opinion that:

          1. The statements in the Prospectus Supplement under the caption "Material United States Federal Income Tax Considerations," insofar as such statements constitute summaries of the legal matters referred to therein, fairly summarize the matters referred to therein in all material respects.

          The opinion set forth above is limited in all respects to applicable federal law.

          The foregoing opinion is solely for your benefit in connection with the transactions consummated on the date hereof pursuant to the Underwriting Agreement and may not be relied upon by you in connection with any other matter or relied upon by any other person, in each case without our prior written consent.

                                             Very truly yours,


                                             /S/ BAKER & BOTTS L.L.P.